Exhibit 10.139

$300,000,000.00 REVOLVING CREDIT FACILITY

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

by and among

ERIE INSURANCE EXCHANGE, as Borrower,

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A., as Syndication Agent,

and

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner,

and

J.P. MORGAN SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner

Dated as of October 28, 2011

CUSIP # 29530RAA6

TABLE OF CONTENTS

				Page

1.	CERTAIN DEFINITIONS			1

	1.1	CERTAIN DEFINITIONS		1
	1.2	CONSTRUCTION		20
	1.3	ACCOUNTING PRINCIPLES; CHANGES IN GAAP OR SAP		21

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			21

	2.1	REVOLVING CREDIT AND SWING LOAN COMMITMENTS		21
		2.1.1	Revolving Credit Loans	21
		2.1.2	Swing Loans	22
	2.2	NATURE OF LENDERS OBLIGATIONS WITH RESPECT TO REVOLVING CREDIT LOANS		22
	2.3	COMMITMENT FEES		22
	2.4	REVOLVING CREDIT LOAN REQUESTS; SWING LOAN REQUESTS		23
		2.4.1	Revolving Credit Loan Requests	23
		2.4.2	Swing Loan Requests	23
	2.5	INCREASE IN REVOLVING CREDIT COMMITMENTS		23
	2.6	MAKING REVOLVING CREDIT LOANS AND SWING LOANS; PRESUMPTIONS BY THE ADMINISTRATIVE AGENT; REPAYMENT OF REVOLVING CREDIT LOANS; BORROWINGS TO REPAY SWING LOANS		25
		2.6.1	Making Revolving Credit Loans	25
		2.6.2	Making Swing Loans	25
		2.6.3	Presumptions by the Administrative Agent	26
		2.6.4	Repayment of Revolving Credit Loans	26
		2.6.5	Borrowings to Repay Swing Loans	26
	2.7	NOTES		26
	2.8	USE OF PROCEEDS		27
	2.9	LETTER OF CREDIT SUBFACILITY		27
		2.9.1	Issuance of Letters of Credit	27
		2.9.2	Letter of Credit Fees	27
		2.9.3	Disbursements, Reimbursement	28
		2.9.4	Repayment of Participation Advances	29
		2.9.5	Documentation	30
		2.9.6	Determinations to Honor Drawing Requests	30
		2.9.7	Nature of Participation and Reimbursement Obligations	30
		2.9.8	Indemnity	31
		2.9.9	Liability for Acts and Omissions	32
		2.9.10	Issuing Lender Reporting Requirements	33
	2.10	REDUCTION OF REVOLVING CREDIT COMMITMENT		33
	2.11	VALUATION STATEMENT		34
	2.12	DEFAULTING LENDERS		34

3.	INTEREST RATES			36

	3.1	INTEREST RATE OPTIONS		36
		3.1.1	Revolving Credit Interest Rate Options; Swing Line Interest Rate	36
		3.1.2	Rate Quotations	36
	3.2	INTEREST PERIODS		36
		3.2.1	Amount of Borrowing Tranche	37
		3.2.2	Renewals	37
	3.3	INTEREST AFTER DEFAULT		37
		3.3.1	Letter of Credit Fees, Interest Rate	37
		3.3.2	Other Obligations	37
		3.3.3	Acknowledgment	37
	3.4	LIBOR RATE UNASCERTAINABLE; ILLEGALITY; INCREASED COSTS; DEPOSITS NOT AVAILABLE		37
		3.4.1	Unascertainable	37
		3.4.2	Illegality; Increased Costs; Deposits Not Available	37
		3.4.3	Administrative Agent’s and Lender’s Rights	38
	3.5	SELECTION OF INTEREST RATE OPTIONS		38

4.	PAYMENTS			39

	4.1	PAYMENTS		39
	4.2	PRO RATA TREATMENT OF LENDERS		39
	4.3	SHARING OF PAYMENTS BY LENDERS		39
	4.4	PRESUMPTIONS BY ADMINISTRATIVE AGENT		40
	4.5	INTEREST PAYMENT DATES		40
	4.6	VOLUNTARY PREPAYMENTS		41
		4.6.1	Right to Prepay	41
		4.6.2	Replacement of a Lender	42
	4.7	INCREASED COSTS		42
		4.7.1	Increased Costs Generally	42
		4.7.2	Capital Requirements	43
		4.7.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	44
		4.7.4	Delay in Requests	44
	4.8	TAXES		44
		4.8.1	Payments Free of Taxes	44
		4.8.2	Payment of Other Taxes by the Borrower	45
		4.8.3	Indemnification by the Borrower	45
		4.8.4	Indemnification by the Lenders	45
		4.8.5	Evidence of Payments	45
		4.8.6	Status of Lenders	45
		4.8.7	Treatment of Certain Refunds	47
	4.9	INDEMNITY		47
	4.10	SETTLEMENT DATE PROCEDURES		48

5.	REPRESENTATIONS AND WARRANTIES			48

	5.1	REPRESENTATIONS AND WARRANTIES		48

- ii -

		5.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	48
		5.1.2	Subsidiaries and Owners; Investment Companies	49
		5.1.3	Validity and Binding Effect	49
		5.1.4	No Conflict; Material Agreements; Consents	49
		5.1.5	Litigation	50
		5.1.6	Financial Statements	50
		5.1.7	Margin Stock	51
		5.1.8	Full Disclosure	51
		5.1.9	Taxes	51
		5.1.10	Patents, Trademarks, Copyrights, Licenses, Etc.	52
		5.1.11	Liens in the Collateral	52
		5.1.12	Insurance	52
		5.1.13	ERISA Compliance	52
		5.1.14	Environmental Matters	52
		5.1.15	Solvency	53
		5.1.16	Insurance Licenses	53
	5.2	UPDATES TO SCHEDULES		53

6.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			53

	6.1	FIRST LOANS AND LETTERS OF CREDIT		53
		6.1.1	Deliveries	53
		6.1.2	Payment of Fees	55
	6.2	EACH LOAN OR LETTER OF CREDIT		55

7.	COVENANTS			55

	7.1	AFFIRMATIVE COVENANTS		55
		7.1.1	Preservation of Existence, Etc.	55
		7.1.2	Payment of Liabilities, Including Taxes, Etc.	55
		7.1.3	Maintenance of Insurance	56
		7.1.4	Maintenance of Properties and Leases	56
		7.1.5	Visitation Rights	56
		7.1.6	Keeping of Records and Books of Account	56
		7.1.7	Compliance with Laws; Use of Proceeds	56
		7.1.8	Further Assurances	56
		7.1.9	Anti-Terrorism Laws	57
		7.1.10	Collateral Value	57
		7.1.11	Post-Closing Filings	57
		7.1.12	Eligible Collateral Requirements	57
		7.1.13	Collateral Value and Delinquency Proceedings	58
	7.2	NEGATIVE COVENANTS		58
		7.2.1	Indebtedness	58
		7.2.2	Liens	58
		7.2.3	Guarantees	59
		7.2.4	Investments	59
		7.2.5	Dividends and Related Distributions	59

- iii -

		7.2.6	Liquidations, Mergers, Consolidations, Acquisitions	60
		7.2.7	Dispositions of Assets or Subsidiaries	60
		7.2.8	Affiliate Transactions	61
		7.2.9	Continuation of or Change in Business	61
		7.2.10	Fiscal Year	61
		7.2.11	Issuance of Stock or Other Ownership Interests	61
		7.2.12	Changes in Organizational Documents	61
		7.2.13	Negative Pledges	61
		7.2.14	Minimum Statutory Surplus	62
		7.2.15	Total Adjusted Capital to Authorized Control Level Risk Based Capital	62
		7.2.16	Management Fee	62
		7.2.17	Successor Attorney-in-Fact	62
	7.3	REPORTING REQUIREMENTS		62
		7.3.1	Quarterly Financial Statements	62
		7.3.2	Annual Financial Statements	62
		7.3.3	Certificate of the Borrower	62
		7.3.4	Department of Insurance Certificate of Compliance	63
		7.3.5	Valuation Statements	63
		7.3.6	Certificates; Other Information	63
		7.3.7	Notices	64
			7.3.7.1 Default	64
			7.3.7.2 Litigation	64
			7.3.7.3 Organizational Documents	64
			7.3.7.4 Erroneous Financial Information	64
		7.3.7.5	ERISA Event	64
			7.3.7.6 Other Reports	64

8.	DEFAULT			64

	8.1	EVENTS OF DEFAULT		64
		8.1.1	Payments Under Loan Documents	64
		8.1.2	Breach of Warranty	65
		8.1.3	Breach of Negative Covenants or Visitation Rights	65
		8.1.4	Breach of Other Covenants	65
		8.1.5	Defaults in Other Agreements or Indebtedness	65
		8.1.6	Final Judgments or Orders	65
		8.1.7	Loan Document Unenforceable	65
		8.1.8	Proceedings Against Assets	65
		8.1.9	Events Relating to Plans and Benefit Arrangements	66
		8.1.10	Change of Control	66
		8.1.11	Relief Proceedings	66
		8.1.12	Revocation of Certificate of Compliance	66
	8.2	CONSEQUENCES OF EVENT OF DEFAULT		66
		8.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	66
		8.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	67

- iv -

		8.2.3	Set-off	67
		8.2.4	Suits, Actions, Proceedings	67
		8.2.5	Application of Proceeds	68

9.	THE ADMINISTRATIVE AGENT			68

	9.1	APPOINTMENT AND AUTHORITY		68
	9.2	RIGHTS AS A LENDER		68
	9.3	EXCULPATORY PROVISIONS		69
	9.4	RELIANCE BY ADMINISTRATIVE AGENT		70
	9.5	DELEGATION OF DUTIES		70
	9.6	RESIGNATION OF ADMINISTRATIVE AGENT		70
	9.7	NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS		71
	9.8	NO OTHER DUTIES, NO ADVISORY OR FIDUCIARY RESPONSIBILITY, ETC.		71
	9.9	ADMINISTRATIVE AGENT’S FEE		72
	9.10	AUTHORIZATION TO RELEASE COLLATERAL		72
	9.11	NO RELIANCE ON ADMINISTRATIVE AGENTS CUSTOMER IDENTIFICATION PROGRAM		72

10.	MISCELLANEOUS			73

	10.1	MODIFICATIONS, AMENDMENTS OR WAIVERS		73
		10.1.1	Increase of Commitment	73
		10.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	73
		10.1.3	Release of Collateral or Borrower	73
		10.1.4	Miscellaneous	73
	10.2	NO IMPLIED WAIVERS; CUMULATIVE REMEDIES		74
	10.3	EXPENSES; INDEMNITY; DAMAGE WAIVER		74
		10.3.1	Costs and Expenses	74
		10.3.2	Indemnification by the Borrower	74
		10.3.3	Reimbursement by Lenders	75
		10.3.4	Waiver of Consequential Damages, Etc.	75
		10.3.5	Payments	76
	10.4	HOLIDAYS		76
	10.5	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION		76
		10.5.1	Notices Generally	76
		10.5.2	Electronic Communications	76
		10.5.3	Change of Address, Etc.	77
	10.6	SEVERABILITY		77
	10.7	DURATION; SURVIVAL		77
	10.8	SUCCESSORS AND ASSIGNS		77
		10.8.1	Successors and Assigns Generally	77
		10.8.2	Assignments by Lenders	77
		10.8.3	Register	79
		10.8.4	Participations	79
		10.8.5	Limitations upon Participant Rights Successors and Assigns Generally	80

- v -

	10.8.6	Certain Pledges; Successors and Assigns Generally	80
10.9	CONFIDENTIALITY		80
	10.9.1	General	80
	10.9.2	Sharing Information With Affiliates of the Lenders	81
10.10	COUNTERPARTS; INTEGRATION; EFFECTIVENESS		81
	10.10.1	Counterparts; Integration; Effectiveness	81
10.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL		81
	10.11.1	Governing Law	81
	10.11.2	SUBMISSION TO JURISDICTION	81
	10.11.3	WAIVER OF VENUE	82
	10.11.4	SERVICE OF PROCESS	82
	10.11.5	WAIVER OF JURY TRIAL	82
10.12	USA PATRIOT ACT NOTICE		83
10.14	AMENDMENT AND RESTATEMENT		83

- vi -

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 5.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 5.1.2	-	SUBSIDIARIES
SCHEDULE 5.1.9	-	TAXES
SCHEDULE 5.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.4	-	PERMITTED INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(C)	-	CONTROL AGREEMENT
EXHIBIT 1.1(E)	-	EXISTING LETTERS OF CREDIT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING NOTE
EXHIBIT 1.1(P)	-	PLEDGE AGREEMENT
EXHIBIT 2.4.1	-	REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, restated, modified or supplemented from time to time, this “Agreement”) is dated as of October 28, 2011 and is made by and among ERIE INSURANCE EXCHANGE, a reciprocal or inter-insurance exchange domiciled in the Commonwealth of Pennsylvania, acting by and through the Attorney-in-Fact (as hereinafter defined) (the “Borrower”), the LENDERS (as hereinafter defined), JPMORGAN CHASE BANK, N.A., in its capacity as syndication agent for the Lenders under this Agreement (each a “Syndication Agent”), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

The Borrower, PNC Bank, National Association and the other financial institutions party thereto (PNC Bank, National Association and such other financial institutions are collectively, the “Existing Lenders”), and PNC Bank, National Association, as administrative agent for the Existing Lenders (in such capacity, the “Existing Agent”) entered into that certain Credit Agreement, dated September 30, 2009 (the “Existing Credit Agreement”).

The Existing Lenders and the Existing Agent will permit the amendment and restatement of the Existing Credit Agreement, pursuant to the terms and conditions set forth herein, to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed Three Hundred Million and 00/100 Dollars ($300,000,000.00).  In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.         CERTAIN DEFINITIONS

1.1       Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Account Bank shall mean any “bank” within the meaning of Section 9-102(a)(8) of the UCC at which any deposit account constituting a Collateral Account is held, which (a) shall be located in the United States of America, (b) shall have a Moody’s rating at all times equal to or greater than “A3” and a Standard & Poor’s rating at all times equal to or greater than “A-”, and (c) shall be otherwise acceptable to the Administrative Agent in its discretion.

Administrative Agent shall have the meaning specified in the Preamble hereof and shall include its successors and assigns.

Administrative Agent’s Fee shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

Affiliate as to any Person any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds ten percent (10%) or more of any class of the voting or other equity interests of such Person, or (iii) ten percent (10%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

Agreement shall have the meaning specified in the Preamble hereof and shall include all schedules and exhibits hereto.

Alternate Source shall have the meaning specified in the definition of LIBOR Rate.

Annual Statement shall mean with respect to any Person, the annual financial statement of such Person as required to be filed with the Applicable Insurance Regulatory Authority, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Financial Strength Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Insurance Regulatory Authority shall mean the Commonwealth of Pennsylvania Department of Insurance or similar Official Body located in (i) the jurisdiction in which such Person is domiciled or (ii) such other jurisdiction which, due to such Person’s activities, has regulatory authority over such Person, and any federal Official Body regulating the insurance industry.

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Borrower’s Financial Strength Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee”.

Applicable Margin shall mean, as applicable:

(A)       the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Borrower’s Financial Strength Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or

(B)       the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Borrower’s Financial Strength Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread”.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 10.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Attorney-in-Fact shall mean Erie Indemnity Company, a Pennsylvania corporation, in its capacity as the attorney-in-fact for the Borrower or such successor attorney-in-fact for the Borrower approved by the Administrative Agent in accordance with Section 7.1.14 [Successor Attorney-in-Fact].

Authorized Control Level Risk Based Capital shall mean, as to the Borrower, the “authorized control level risk based capital” calculated in accordance with SAP pursuant to the requirements of the Insurance Department of the Commonwealth of Pennsylvania, as amended, restated, modified or supplemented from time to time.

Authorized Officer shall mean, with respect to the Borrower, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of the Attorney-in-Fact or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Open Rate, plus one-half of one percent (0.5%) per annum, and (iii) the Daily LIBOR Rate, plus one percent (1.0%) per annum.  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(i) [Revolving Credit Base Rate Option].

Borrower shall have the meaning specified in the Preamble.

Borrower Statutory Net Income shall mean, for any period, for the Borrower, the positive net statutory income of the Borrower for that period, calculated in accordance with SAP.

Borrower Statutory Surplus shall mean, on any date, the amount (determined in accordance with SAP) of the Borrower’s surplus as of the last day of any fiscal quarter ending on or most recently ended prior to such date.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest

Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one (1) Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one (1) Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Cash means Dollars held in a Collateral Account.

Cash Equivalents means at any time:

(a)        time deposits and certificates of deposit, maturing not more than two (2) years after the date of determination, which are issued by the applicable Securities Intermediary; and

(b)        Short-term asset management accounts offered by the Securities Intermediary which are reasonably acceptable to the Administrative Agent or investments in money market funds.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

CIP Regulations shall have the meaning specified in Section 9.10 [No Reliance on Administrative Agent’s Customer Identification Program].

Closing Date shall mean October 28, 2011.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Collateral shall mean the collateral under the Pledge Agreement.

Collateral Account means (a) account no. EIRF 1221052  at The Bank of New York Mellon Trust Company, N.A., as to which the Borrower, The Bank of New York Mellon Trust

Company, N.A., and the Administrative Agent have entered into a Control Agreement, and (b) any other account at The Bank of New York Mellon Trust Company, N.A., or another Securities Intermediary or Account Bank as to which such Securities Intermediary or Account Bank, as the case may be, the Borrower and the Administrative Agent have entered into a Control Agreement.

Collateral Shortfall shall have the meaning specified in Section 7.1.l0 [Collateral Value].

Collateral Value means, on any date, an amount equal to the sum of the Fair Market Value of all Eligible Collateral; provided, however, that the portion of Eligible Collateral of any issuer (other than an issuer of Government Debt) which exceeds five percent (5%) of the Fair Market Value of all Eligible Collateral shall be excluded from such calculation.

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower in the ordinary course of its business.

Commissioner shall mean the Insurance Commissioner of the Commonwealth of Pennsylvania.

Commitment shall mean, as to any Lender, its Revolving Credit Commitment and, in the case of PNC Bank, its Swing Loan Commitment, and Commitments shall mean the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Compliance Certificate shall have the meaning specified in Section 7.3.3 [Certificate of the Borrower].

Control Agreement shall mean the Notification and Control Agreement by and among the Borrower, the applicable Securities Intermediary or Account Bank, as the case may be, and the Administrative Agent with respect to any Collateral Account substantially in the form of Exhibit 1.1(C).

Corporate Securities means publicly traded debt securities (other than preferred stock) denominated in Dollars issued by a corporation, limited liability company, limited partnership or similar entity organized in the United States.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.

Defaulting Lender shall mean any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the applicable Issuing Lender, PNC Bank (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within (2) two Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 5.3 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.12 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Delinquency Proceeding shall have the meaning specified in Section 221.3 of the Suspension of Business-Involuntary Dissolutions Article in the Insurance Act, 40 P.S. § 221.3.

Dispositions shall have the meaning specified in Section 7.2.7 [Dispositions of Assets or Subsidiaries].

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Eligible Collateral means Cash, Cash Equivalents, Corporate Securities, Federal Agency Debt, Government Debt and Municipal Securities which (a) are denominated in Dollars, (b) meet the requirements set forth in the Pledge Agreement and Section 7.1.12 [Eligible Collateral Requirements], if any, (c) are capable of being marked to market on a daily basis and capable of being cleared by the Depository Trust Company (other than United States Federal Governmental Securities which will clear through the Federal Reserve System) and (d) are held in a Collateral Account.

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].

Erie Property & Casualty Insurance Group shall mean Erie Insurance Company, Erie Insurance Property & Casualty Company, Erie Insurance Company of New York, the Borrower and Flagship City Insurance Company.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and are treated as a single employer under Section 414 of the Code.

ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default.”

Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, the applicable Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or with which it has any other connection for tax purposes (other than a connection that would not have arisen but for entering into the Loan Documents, receiving any payments under or with respect to the Loan Documents, or enforcing any rights and remedies under the Loan Documents) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.8.6 [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.8.1 [Payments Free of Taxes], (d) any backup withholding taxes imposed on the Administrative Agent, any Lender, the applicable Issuing Lender or any other recipient of any payment hereunder and (e) any U.S. federal withholding Taxes which are imposed on any “withholdable payment” as a result of the failure of the recipient of such payment to satisfy the applicable requirements under FATCA.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Agent shall have the meaning specified in the Recitals hereof.

Existing Credit Agreement shall have the meaning specified in the Recitals hereof.

Existing Lenders shall have the meaning specified in the Recitals hereof.

Existing Letters of Credit shall mean all letters of credit set forth on Schedule 1.1(E) which were issued by PNC Bank under the Existing Credit Agreement prior to the date hereof upon the application of the Borrower and are outstanding on the Closing Date.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, October 28, 2016.

Fair Market Value shall mean (a) with respect to any Government Debt, Federal Agency Debt, or other publicly-traded security (other than those set forth in clause (b)) the closing price for such security on Bloomberg, Inc., and with respect to Municipal Securities, Standard & Poor’s/J.J. Kenny or, if Bloomberg, Inc. or Standard & Poor’s/J.J. Kenny with respect to Municipal Securities is not available, another quotation service or services reasonably acceptable to the Administrative Agent, (b) with respect to Cash and Cash Equivalents, the amounts thereof, and (c) with respect to any Eligible Collateral (other than those set forth in clauses (a), and (b)), the price for such Eligible Collateral on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to such Eligible Collateral, any other source specified by the Borrower to which the Administrative Agent does not object).

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Federal Agency means any of the following agencies of the federal government of the United States:  (a) Government National Mortgage Association; (b) the Export-Import Bank of the United States; (c) the Farmers Home Administration, an agency of the United States Department of Agriculture; (d) the United States General Services Administration; (e) the United States Maritime Administration; (f) the United States Small Business Administration; (g) the Commodity Credit Corporation; (h) the Rural Electrification Administration; (i) the Rural Telephone Bank; (j) Washington Metropolitan Area Transit Authority; (k) the Federal National Mortgage Association; and (l) such other federal agencies as are reasonably acceptable to the Administrative Agent.

Federal Agency Debt means evidence of Freely Transferable Indebtedness that constitutes obligations of a Federal Agency.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the  Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (a “Federal Funds Open Rate Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Federal Funds Open Rate Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Federal Funds Open Rate Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any Loan to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Federal Funds Open Rate Alternate Source shall have the meaning specified in the definition of Federal Funds Open Rate.

Financial Strength Rating shall mean, as of the date of determination, the Erie Insurance Exchange Financial Strength Rating by A.M. Best Company, Inc. or its successors.

Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Freely Transferable means securities which are freely transferable and traded in established and recognized markets and as to which there are readily available price quotations.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Government Debt means Freely Transferable Indebtedness issued by the U.S. Treasury Department or backed by the full faith and credit of the United States.

Guarantee means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

Increasing Lender shall have the meaning assigned to that term in Section 2.5 [Increase in Revolving Credit Commitments].

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than forty-five (45) days past due), or (v) any Guarantee of Indebtedness for borrowed money.

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Indemnitee shall have the meaning specified in Section 10.3.2 [Indemnification by the Borrower].

Information shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the applicable Issuing Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding  shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Insurance License means any license, certificate of authority, permit or other authorization which is required to be obtained from any Official Body in connection with the operation, ownership or transaction of insurance or reinsurance business.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3) or six (6) Months.  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

Interim Statement shall mean, with respect to any Person, any interim statutory financial statement or financial report (whether quarterly, semiannually or otherwise) of such Person as required to be filed with the Applicable Insurance Regulatory Authority, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

Investments shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person.

IRS shall mean the Internal Revenue Service.

ISP98 shall have the meaning specified in Section 10.11.1 [Governing Law].

Issuing Lender means PNC Bank or any of its Affiliates, or, in its discretion, JPMorgan Chase Bank, N.A., or any of its Affiliates, each in its individual capacity as an issuer of Letters of Credit hereunder, or any other Lender that Borrower, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Borrower and its Subsidiaries holds, directly or indirectly, an equity interest.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement, and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.  For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent (for its benefit and for the benefit of the Lenders) as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].

Letter of Credit Obligation means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings.

Letter of Credit Sublimit shall have the meaning specified in Section 2.9 [Letter of Credit Subfacility].

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the

London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage.  LIBOR may also be expressed by the following formula:

LIBOR Rate =	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Rate Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(ii) [Revolving Credit LIBOR Rate Option].

LIBOR Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Notes, the Pledge Agreement, the Control Agreement, and any other instruments, certificates or documents delivered in connection herewith or therewith, as the same may be amended, restated, modified or supplemented from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Request shall mean either a Revolving Credit Loan Request or a Swing Loan Request, as the case may be.

Loans shall mean collectively, and Loan shall mean separately, all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower, (c) impairs materially the ability of the Borrower to duly and punctually pay or perform its Indebtedness, or (d) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such Interest Period.  If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investors Service, Inc.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) Plan years, has made or had an obligation to make such contributions.

Municipal Securities means publicly traded debt securities issued by any state or municipality or subdivision or instrumentality thereunder located in the United States.

NAIC mans the National Association of Insurance Commissioners and any successor thereto.

New Lender shall have the meaning specified in Section 2.5 [Increase in Revolving Credit Commitments].

Non-Consenting Lender shall have the meaning specified in Section 10.1.4 [Miscellaneous].

Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, each as amended, restated, modified or supplemented from time to time.

Obligation shall mean any obligation or liability of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other Persons provided for under such Loan Documents and (ii) any Lender Provided Interest Rate Hedge.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing.

Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Participant has the meaning specified in Section 10.8.4 [Participations].

Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Payment Date shall mean the first (1st) day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment in Full shall mean payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

Permitted Liens shall have the meaning specified in Section 7.2.2 [Liens].

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five (5) years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement shall mean the First Amended and Restated Pledge Agreement in substantially the form of Exhibit 1.1(P) executed and delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Post-Closing Filings shall have the meaning assigned to such term in Section 7.1.11 [Post-Closing Filings].

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the UCC in the Collateral which is subject only to statutory Liens for taxes not yet due and payable.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one (1) month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one (1) month period as published in another publication selected by the Administrative Agent).

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders; provided that in the case of Section 2.12 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relief Proceeding shall mean any Delinquency Proceeding or any proceeding seeking a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any Subsidiary of the Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

Required Share shall have the meaning specified in Section 4.10 [Settlement Date Procedures].

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans”, as such Commitment is thereafter increased pursuant to Section 2.5 [Increase in Revolving Credit Commitments] or decreased pursuant to Section 2.10 [Reduction of Revolving Credit Commitments], as applicable, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively, and Revolving Credit Loan shall mean separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lender or one (1) of the Lenders to the Borrower pursuant to Section 2.1.1 [Revolving Credit Loans] or Section 2.9.3 [Disbursements, Reimbursement].

Revolving Credit Loan Request shall have the meaning specified in Section 2.4.1 [Revolving Credit Loan Requests].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans and the Letter of Credit Obligations (for purposes of this computation, PNC Bank’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment).

SAP means, as to any Person, the accounting practices prescribed or permitted by NAIC, if then applicable to such Person, or the Applicable Insurance Regulatory Authority of the jurisdiction of domicile of such Person for the preparation of Annual Statements, Interim Statements and other financial reports by insurance companies of the same type as such Person.

Securities Intermediary shall mean any “securities intermediary” within the meaning of Section 8.102(a)(14) of the UCC at which any securities account constituting a Collateral

Account is held, which shall be (a) located in the United States of America and (b) acceptable to the Administrative Agent in its reasonable discretion.

Settlement Dates shall mean any Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 4.10 [Settlement Date Procedures].

Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of the Borrower, contingent or otherwise, which finance the working capital and business needs of the Borrower incurred in the ordinary course of business.

Statements shall have the meaning specified in Section 5.1.6 [Financial Statements].

Subscriber’s Agreement shall mean an agreement executed by each policyholder in a reciprocal/inter-insurance exchange pursuant to which, among other things, the policyholder appoints an attorney-in-fact to act on its behalf in connection with the policyholder’s insurance business at the reciprocal/inter-insurance exchange.

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which fifty percent (50%) or more of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii)  which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].

Swing Loan Commitment shall have the meaning specified in Section 2.1.2 [Swing Loan Commitment].

Swing Loan Lender shall mean PNC Bank as the Lender with respect to the Swing Loans.

Swing Loan Request shall have the meaning specified in Section 2.4.2 [Swing Loan Requests].

Swing Loans shall mean collectively, and Swing Loan, shall mean separately, all Swing Loans or any Swing Loan made by the Swing Loan Lender to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to Twenty-Five Million and 00/100 Dollars ($25,000,000.00).

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Total Adjusted Capital shall mean, as to the Borrower, the “total adjusted capital” calculated in accordance with SAP pursuant to the requirements of the Insurance Department of the Commonwealth of Pennsylvania, as amended, restated, modified or supplemented from time to time.

UCC shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction.

UCP shall have the meaning specified in Section 10.11.1 [Governing Law].

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Valuation Statement shall have the meaning specified in Section 7.3.5 [Valuation Statements].

1.2                            Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding”, and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

1.3                            Accounting Principles; Changes in GAAP or SAP.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP or SAP, as applicable (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP or SAP, as applicable; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP or SAP, as applicable, as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Section 5.1.6(i) [Financial Statements].  Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 7.2 of this Agreement, any related definition for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP or SAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 7.2, any related definition for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP or SAP), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP or SAP (subject to the approval of the Required Lenders); provided that, until so amended, the Borrower’s compliance with such covenants for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP or SAP in effect immediately before the relevant change in GAAP or SAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Borrower shall provide to the Administrative Agent, when it delivers its financial statements pursuant to Section 7.3.1 [Quarterly Financial Statements] and Section 7.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.

2.                                    REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1                            Revolving Credit and Swing Loan Commitments.

2.1.1                Revolving Credit Loans.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to, but not including, the Expiration Date; provided that after giving effect to such

Loan (i) the aggregate amount of Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1 [Revolving Credit Loans].

2.1.2                Swing Loans.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to, but not in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) (the “Swing Loan Commitment”), provided that the aggregate principal amount of PNC Bank’s Swing Loans and the Revolving Credit Loans of all Lenders and the Letter of Credit Obligations at any one time outstanding shall not exceed the Revolving Credit Commitments of all the Lenders.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2 [Swing Loans].

2.2                            Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.  Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4.1 [Revolving Credit Loan Requests] in accordance with its Ratable Share.  The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3                            Commitment Fees.  Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Commitment Fee Rate (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) times the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, the Swing Loans shall be deemed to be borrowed amounts under PNC Bank’s Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4                            Revolving Credit Loan Requests; Swing Loan Requests.

2.4.1                Revolving Credit Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) on the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Revolving Credit Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Revolving Credit Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than Two Million and 00/100 Dollars ($2,000,000.00) for each Borrowing Tranche under the LIBOR Rate Option and not less than the lesser of Two Million and 00/100 Dollars ($2,000,000.00) or the maximum amount available for Borrowing Tranches under the Base Rate Option.

2.4.2                Swing Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 1:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex, in such form (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Swing Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date and (ii) the principal amount of such Swing Loan, which shall be in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

2.5                            Increase in Revolving Credit Commitments.

(i)                                   Increasing Lenders and New Lenders.  The Borrower may, one time prior to the fourth anniversary of the Closing Date, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

a.                                     No Obligation to Increase.  No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.

b.                                    Defaults.  There shall exist no Events of Default or Potential Default on the effective date of such increase after giving effect to such increase.

c.                                     Aggregate Revolving Credit Commitments.  After giving effect to such increase, the total Revolving Credit Commitments shall not exceed Four Hundred Million and 00/100 Dollars ($400,000,000.00).

d.                                    Minimum Revolving Credit Commitments.  After giving effect to such increase, the amount of the Revolving Credit Commitments provided by each of the New Lenders and each of the Increasing Lenders shall be at least Twenty-Five Million and 00/100 Dollars ($25,000,000.00).

e.                                     Resolutions; Opinion.  The Borrower shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form acceptable to the Administrative Agent: (1) certifications of an Authorized Officer with attached resolutions of the Attorney-in-Fact certifying that the increase in the Revolving Credit Commitment has been approved by the Borrower, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization of the Borrower and the Attorney-in-Fact and execution of the Loan Documents by the Attorney-in-Fact, and enforceability of the Loan Documents against, the Borrower.

f.                                        Notes.  The Borrower shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment.

g.                                     Approval of New Lenders.  Any New Lender shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld.

h.                                     Increasing Lenders.  Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form reasonably acceptable to the Administrative Agent, signed by it and the Borrower and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

i.                                         New Lenders--Joinder.  Each New Lender shall execute a lender joinder in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.

(ii)                                Treatment of Outstanding Loans and Letters of Credit.

(a)                               Repayment of Outstanding Loans; Borrowing of New Loans.  On the effective date of any increase in Revolving Credit Commitments as provided in the preceding clause (i), the Borrower shall repay all Loans then outstanding, subject to the Borrower’s indemnity obligations under Section 4.9 [Indemnity]; provided that it may borrow new Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.5 [Increase in Revolving Credit Commitments].

(b)                              Outstanding Letters of Credit. Repayment of Outstanding Loans; Borrowing of New Loans.  On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

2.6                            Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1                Making Revolving Credit Loans.  The Administrative Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to Section 2.4.1 [Revolving Credit Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans].  Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.3 [Presumptions by the Administrative Agent].

2.6.2                Making Swing Loans.  So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the Borrowing Date.

2.6.3                Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.4                Repayment of Revolving Credit Loans.  The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.6.5                Borrowings to Repay Swing Loans.  PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment less its Ratable Share of the Letter of Credit Obligations.  Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision.  PNC Bank shall provide notice to the Lenders (which may be telephonic, written, or facsimile notice) that such Revolving Credit Loans are to be made under this Section 2.6.5 [Borrowings to Repay Swing Loans] and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 3:00 p.m. on the next Business Day after the date the Lenders receive such notice from PNC Bank.

2.7                            Notes.  The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment.  The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Swing Loans made to it by PNC Bank, together with interest thereon, shall be evidenced by a swing Note, dated the Closing Date payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.8                            Use of Proceeds.  The proceeds of the Loans shall be used (a) to provide working capital to the Borrower, (b) for general corporate purposes of the Borrower, and (c) to refinance the existing Indebtedness owed by the Borrower to the Existing Lenders pursuant to the Existing Credit Agreement and other loan documents executed in connection therewith.  The Borrower shall not use the Letters of Credit or the proceeds of the Loans for any purposes that contravene any Law or any provision hereof.

2.9                            Letter of Credit Subfacility.

2.9.1                Issuance of Letters of Credit.  Borrower may at any time prior to the Expiration Date request the issuance of letters of credit (each, a “Letter of Credit”) on behalf of itself, or the amendment or extension of an existing Letter of Credit, by delivering to an Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time by no later than 10:00 a.m. at least three (3) Business Days, or such shorter period as may be agreed to by such Issuing Lender, in advance of the proposed date of issuance.  Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit).  Promptly after receipt of any Letter of Credit application, the applicable Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof.  Unless the applicable Issuing Lender has received notice from any Lender, the Administrative Agent or the Borrower, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 6 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9 [Letter of Credit Subfacility], such Issuing Lender will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than seven (7) days prior to the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, Twenty-Five Million and 00/100 Dollars ($25,000,000.00) (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.  Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 6 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.  The Existing Letters of Credit remain outstanding and, on the Closing Date, will constitute all outstanding Letters of Credit under this Agreement as of such date.

2.9.2                Letter of Credit Fees.  The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the applicable Issuing Lender for its own account a fronting fee equal to one hundred twenty-five thousandths of one percent (0.125%) per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit.  The Borrower shall also pay to the applicable Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3                Disbursements, Reimbursement.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.1                       In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the applicable Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Lender prior to 12:00 noon on each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender.  In the event the Borrower fails to reimburse the applicable Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements.  Any notice given by the Administrative Agent or applicable Issuing Lender pursuant to this Section 2.9.3.1 [Disbursements; Reimbursement]  may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2                       Each Lender shall upon any notice pursuant to this Section 2.9.3 [Disbursements; Reimbursement] make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to this Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount.  If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date.  The Administrative Agent and the applicable Issuing Lender will promptly give notice (as described in this Section 2.9.3 [Disbursements; Reimbursement] above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or such Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3 [Disbursements; Reimbursement].

2.9.3.3                       With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by this Section 2.9.3 [Disbursements; Reimbursement], because of the Borrower’s failure to satisfy the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Lender a borrowing (each, a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.  Each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to this Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3 [Disbursements; Reimbursement].

2.9.4                Repayment of Participation Advances.

2.9.4.1                       Upon (and only upon) receipt by the Administrative Agent for the account of an Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by such Issuing Lender under any Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the applicable Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.

2.9.4.2                       If the Administrative Agent is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by the Borrower to the Administrative Agent for the account of an Issuing Lender pursuant to this Section 2.9.4 [Repayment of Participation Advances] in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5                Documentation.  The Borrower agrees to be bound by the terms of each Issuing Lender’s application and agreement for letters of credit and each Issuing Lender’s written regulations and customary practices relating to letters of credit.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Lender shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6                Determinations to Honor Drawing Requests.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, each Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7                Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the applicable Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 [Letter of Credit Subfacility] under all circumstances, including the following circumstances:

(i)                                   any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which the Borrower may have against the applicable Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)                                the failure of the Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Loans], Section 2.4.1 [Revolving Credit Loan Requests], Section 2.6.1 [Making Revolving Credit Loans] or Section 6.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii)                             any lack of validity or enforceability of any Letter of Credit;

(iv)                            any claim of breach of warranty that might be made by the Borrower or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Borrower or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the applicable Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Subsidiaries of the Borrower and the beneficiary for which any Letter of Credit was procured);

(v)                               the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the applicable Issuing Lender or any of its Affiliates has been notified thereof;

(vi)                            payment by the applicable Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)                         the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)                      any failure by the applicable Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless the applicable Issuing Lender has received written notice from the Borrower of such failure within three (3) Business Days after the applicable Issuing Lender or any of its Affiliates shall have furnished the Borrower and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)                            any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any Subsidiaries of the Borrower;

(x)                               any breach of this Agreement or any other Loan Document by any party thereto;

(xi)                            the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower;

(xii)                         the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)                      the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)                     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8                Indemnity.  The Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of such Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by such Issuing Lender or any of such Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

2.9.9                Liability for Acts and Omissions.  As between the Borrower and each Issuing Lender, or an Issuing Lender’s Affiliates, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the applicable Issuing Lender shall not be responsible for any of the following, including any losses or damages to the Borrower or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the applicable Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the applicable Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the applicable Issuing Lender’s or its Affiliates’ rights or powers hereunder.  Nothing in the preceding sentence shall relieve the applicable Issuing Lender from liability for the applicable Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the applicable Issuing Lender or its Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, each Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the applicable Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the applicable Issuing Lender or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the applicable Issuing Lender or its Affiliates in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the applicable Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the applicable Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

2.9.10        Issuing Lender Reporting Requirements.  Each Issuing Lender shall, on the first (1st) Business Day of each month, provide to the Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.10                    Reduction of Revolving Credit Commitment.  The Borrower shall have the right at any time after the Closing Date upon five (5) days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00), and whole multiples of One Million and 00/100 Dollars ($1,000,000.00), or to terminate completely the Revolving Credit Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.9 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated.  Any notice to reduce the Revolving Credit Commitments under this Section 2.10 [Reduction of Revolving Credit Commitment] shall be irrevocable.

2.11                    Valuation Statement.  Unless the Borrower is delivering daily Valuation Statements at such time pursuant to Section 7.3.5 [Valuation Statements], prior to any Revolving Credit Loan Request (excluding, however, the renewal or conversion of the Interest Rate Option applicable to any existing Revolving Credit Loans), Swing Loan Request or request for a Letter of Credit (excluding, however, the renewal of any outstanding Letter of Credit), the Borrower must deliver to the Administrative Agent a Valuation Statement calculated as of the most recent Business Day prior to the date of such request.

2.12                    Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                   fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii)                                the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii)                             if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(a)                               all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(b)                              if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the applicable Issuing Lender the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(d)                              if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(e)                               if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the applicable Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the applicable Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv)                            so long as such Lender is a Defaulting Lender, PNC Bank shall not be required to fund any Swing Loans and the applicable Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.12(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12(iii)(a) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC Bank or the applicable Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit (unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied), PNC Bank shall not be required to fund any Swing Loan and the applicable Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC Bank and the Issuing Lenders, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to PNC Bank or such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, PNC Bank and the Issuing Lenders agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

3.                                    INTEREST RATES

3.1                            Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans; and provided further that if an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted at the end of the applicable Interest Period.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

3.1.1                Revolving Credit Interest Rate Options; Swing Line Interest Rate.  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provisions above regarding Swing Loans):

(i)                                   Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)                                Revolving Credit LIBOR Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

Subject to Section 3.3 [Interest After Default], only the Base Rate Option shall apply to the Swing Loans.

3.1.2                Rate Quotations.  The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2                            Interest Periods.  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

3.2.1                Amount of Borrowing Tranche.  Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than Two Million and 00/100 Dollars ($2,000,000.00); and

3.2.2                Renewals.  In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3                            Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

3.3.1                Letter of Credit Fees, Interest Rate.  The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 3.1 [Interest Rate Options], respectively, shall be increased by two percent (2%) per annum;

3.3.2                Other Obligations.  Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional two percent (2%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

3.3.3                Acknowledgment.  The Borrower acknowledges that the increase in rates referred to in this Section 3.3 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

3.4                            LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1                Unascertainable.  If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)                                   adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)                                a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate,

the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent’s and Lender’s Rights].

3.4.2                Illegality; Increased Costs; Deposits Not Available.  If at any time any Lender shall have determined that:

(i)                                   the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such

Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)                                such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)                             after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agents and Lenders Rights].

3.4.3                Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 3.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist, which notice shall be given promptly following the termination of the circumstance which gave rise to such determination.  If at any time the Administrative Agent makes a determination under Section 3.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Lender notifies the Administrative Agent of a determination under Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.9 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.6 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5                            Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option, commencing upon the last day of the existing Interest Period.

4.                                    PAYMENTS

4.1                            Payments.  All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 12:00 noon on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 12:00 noon by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

4.2                            Pro Rata Treatment of Lenders.  Each borrowing shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the applicable Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 3.4 [LIBOR Rate Unascertainable; Etc.], Section 4.6.2 [Replacement of a Lender] or Section 4.7 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Facility Fees and Letter of Credit Fees, as set forth in this Agreement.  Notwithstanding any of the foregoing, each borrowing or payment or pre-payment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.6.5 [Borrowings to Repay Swing Loans].

4.3                            Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative

Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                   if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)                                the provisions of this Section 4.3 [Sharing of Payments by Lenders] shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary of the Borrower (as to which the provisions of this Section 4.3 [Sharing of Payments by Lenders] shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

4.4                            Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.5                            Interest Payment Dates.  Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date.  Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

4.6                            Voluntary Prepayments.

4.6.1                Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.6.2 [Replacement of a Lender] below, or in Section 4.7 [Increased Costs]):

(i)                                   at any time with respect to any Loan to which the Base Rate Option applies,

(ii)                                on the last day of the applicable Interest Period with respect to Loans to which a LIBOR Rate Option applies or any other day subject to compliance with the provisions of Section 4.9 [Indemnity], or

(iii)                             on the date specified in a notice by any Lender pursuant to Section 3.4 [LIBOR Rate Unascertainable, Etc.] with respect to any Loan to which a LIBOR Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by (a) 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans and (b) 11:00 a.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w)                           the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)                               a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans; and

(y)                               a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z)                                the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Facility Usage or (ii) One Hundred Thousand and 00/100 Dollars ($100,000.00) for any Swing Loan or Two Million and 00/100 Dollars ($2,000,000.00) for any Revolving Credit Loan.

All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Swing Loans then to Revolving Credit Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies.  Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.9 [Indemnity].

4.6.2                Replacement of a Lender.  In the event any Lender (i) gives notice under Section 3.4 [LIBOR Rate Unascertainable; Etc.], (ii) requests compensation under Section 4.7 [Increased Costs], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 4.8 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 10.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                   the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.8 [Successors and Assigns];

(ii)                                such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                             in the case of any such assignment resulting from a claim for compensation under Section 4.7.1 [Increased Costs Generally] or payments required to be made pursuant to Section 4.8 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                            such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

4.7                            Increased Costs.

4.7.1                Increased Costs Generally.  If any Change in Law shall:

(i)                                   impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the applicable Issuing Lender;

(ii)                                subject any Lender or the applicable Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the applicable Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.8 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the applicable Issuing Lender); or

(iii)                             impose on any Lender, the applicable Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the applicable Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the applicable Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the applicable Issuing Lender, the Borrower will pay to such Lender or the applicable Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the applicable Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

The obligations of the Borrower pursuant to this Section 4.7.1 [Increased Costs Generally] are subject to the following:  no Lender shall enforce the provisions solely against the Borrower or against a few of such Lender’s customers without in each case generally enforcing these (or similar provisions in other contracts) with respect to similarly situated borrowers (provided that, anything herein to the contrary notwithstanding, no Lender shall be required to disclose to the Borrower the identity of, or the nature of such Lender’s relationship with, any other of such Lender’s customers).

4.7.2                Capital Requirements.  If any Lender or the applicable Issuing Lender determines that any Change in Law affecting such Lender or the applicable Issuing Lender or any lending office of such Lender or such Lender’s or the applicable Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the applicable Issuing Lender’s capital or on the capital of such Lender’s or the applicable Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the applicable Issuing Lender, to a level below that which such Lender or the applicable Issuing Lender or such Lender’s or the applicable Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the applicable Issuing Lender’s policies and the policies of such Lender’s or the applicable Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the applicable Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the applicable Issuing Lender or such Lender’s or the applicable Issuing Lender’s holding company for any such reduction suffered.

The obligations of the Borrower pursuant to this Section 4.7.2 [Capital Requirements] are subject to the following:  no Lender shall enforce these provisions solely against the Borrower or against a few of such Lender’s customers without in each case generally enforcing these (or similar provisions in other contracts) with respect to similarly situated borrowers (provided that, anything herein to the contrary notwithstanding, no Lender shall be required to disclose to the Borrower the identity of, or the nature of such Lender’s relationship with, any other of such Lender’s customers).

4.7.3                Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.  A certificate of a Lender or the applicable Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the applicable Issuing Lender or its holding company, as the case may be, as specified in Sections 4.7.1 [Increased Costs Generally] or 4.7.2 [Capital Requirements] (including the calculation thereof in reasonable detail) delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the applicable Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

4.7.4                Delay in Requests.  Failure or delay on the part of any Lender or the applicable Issuing Lender to demand compensation pursuant to this Section 4.7.4 [Delay in Requests] shall not constitute a waiver of such Lender’s or the applicable Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the applicable Issuing Lender pursuant to this Section 4.7.4 [Delay in Requests] for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the applicable Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the applicable Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.8                            Taxes.

4.8.1                Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

4.8.2                Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 4.8.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

4.8.3                Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the applicable Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.8 [Taxes]) paid by the Administrative Agent, such Lender or the applicable Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the applicable Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the applicable Issuing Lender, shall be conclusive as to amount absent manifest error.

4.8.4                Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body.  The indemnity under this Section 4.8.4 shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

4.8.5                Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Official Body, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

4.8.6                Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of a such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the

United States Income Tax Regulations.  Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                   two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)                             in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) an original certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed originals of IRS Form W-8BEN,

(iv)                            any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made; or

(v)                               To the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Administrative Agent two (2) originals of a W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.

Without limiting the generality of the first paragraph of this Section 4.8.6 and in addition to any requirements described in the second paragraph of this Section 4.8.6, if a payment made to a Foreign Lender hereunder or under any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Foreign Lender, as the case may be, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or in any agreement or request entered into or issued pursuant to such sections), such Foreign Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation, certifications or other information prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation, certifications or other information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.

4.8.7                Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the applicable Issuing Lender determines, in its sole discretion, that it has received a refund (or credit in lieu of a refund) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit); net of all out-of-pocket expenses of the Administrative Agent, such Lender or the applicable Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund or credit), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the applicable Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Official Body) to the Administrative Agent, such Lender or the applicable Issuing Lender in the event the Administrative Agent, such Lender or the applicable Issuing Lender is required to repay such refund to such Official Body.  This Section shall not be construed to require the Administrative Agent, any Lender or the applicable Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

4.9                            Indemnity.  In addition to the compensation or payments required by Section 4.7 [Increased Costs] or Section 4.8 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any

(i)                                   payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)                                attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.6 [Voluntary Prepayments], or

(iii)                             default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable including the assumption that each Lender shall be deemed to have funded each Loan made by it to which a LIBOR Rate Option applies by a matching deposit or other borrowing in the London offshore interbank market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

4.10                    Settlement Date Procedures.  In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in Section 2.1.2 [Swing Loans] hereof during the period between Settlement Dates.  Not later than 10:00 a.m. on each Settlement Date, the Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans (each, a “Required Share”).  Prior to 2:00 p.m. on such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.  The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.10 [Settlement Date Procedures] shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.1 [Revolving Credit Loans].  The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5.                                    REPRESENTATIONS AND WARRANTIES

5.1                            Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and each of the Lenders as follows:

5.1.1                Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.  (i) The Borrower is a reciprocal insurance exchange duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Attorney-in-Fact is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (iii) the Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iv) the Borrower is duly licensed or qualified and in good standing as of the Closing Date in each jurisdiction listed on Schedule 5.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (v) each of the Borrower and the Attorney-in-Fact has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, (vi) the Borrower has full power to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part or the part of the Attorney-in-Fact, (vii) the Borrower is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.14 [Environmental Matters]) in all jurisdictions in which the Borrower and any Subsidiary of the Borrower is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (viii) the Borrower has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens.  No Event of Default or Potential Default exists or is continuing.

5.1.2                Subsidiaries and Owners; Investment Companies.  Schedule 5.1.2 states (i) the name of each of the Borrower’s Subsidiaries (if any), its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), and (ii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) (collectively, the “Equity Interests”).  The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable.  Neither the Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control”.

5.1.3                Validity and Binding Effect.  This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by the Attorney-in-Fact, and (ii) constitutes, or will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms.

5.1.4                No Conflict; Material Agreements; Consents.  Neither the execution and delivery of this Agreement or the other Loan Documents by the Borrower or the Attorney-in-Fact, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, certificate of authority to transact insurance, Subscriber’s Agreements or other organizational documents of the Borrower or the Attorney-in-

Fact or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower or the Attorney-in-Fact or any of their respective Subsidiaries is a party or by which the Borrower or the Attorney-in-Fact or any of their respective Subsidiaries is bound or to which the Borrower or the Attorney-in-Fact is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower or the Attorney-in-Fact or any of their respective Subsidiaries (other than Liens granted under the Loan Documents).  There is no default under any such material agreement of the Borrower (referred to above) and neither the Borrower nor any of its Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organizational document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change.  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Applicable Insurance Regulatory Authority or any other Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents.

5.1.5                Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower at law or in equity before any Official Body which individually or in the aggregate could reasonably be expected to result in any Material Adverse Change.  Neither the Borrower nor any Subsidiaries of the Borrower is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.

5.1.6                Financial Statements.

(i)                                   The Borrower has delivered to the Administrative Agent copies of its Annual Statement for and as of the end of the fiscal year ended December 31, 2010 (including, without limitation, the provisions made therein for Investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the Applicable Insurance Regulatory Authority.  In addition, the Borrower has delivered to the Administrative Agent copies of its Interim Statements for the fiscal year to date and as of the end of the fiscal quarter ended June 30, 2011 as filed with the Applicable Insurance Regulatory Authority (all such Annual Statements and Interim Statements being collectively referred to as the “Statements”).  The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete as required by SAP and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with SAP, consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

(ii)                                Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which could reasonably be expected to cause a Material Adverse Change.  Since December 31, 2010, no Material Adverse Change has occurred.

(iii)                             The Investments of the Borrower reflected in the Statements comply in all material respects with all applicable requirements of the Pennsylvania Department of Insurance as well as those of any other Applicable Insurance Regulatory Authority relating to Investments in respect of which the Borrower may invest its funds.

(iv)                            The provisions made by the Borrower in the Statements for reserves, policy and contract claims and statutory liabilities are in compliance in all material respects with the requirements of the Applicable Insurance Regulatory Authority, and have been computed in accordance with SAP.

(v)                               The marketable securities and short term Investments reflected in the Statements are valued at cost, amortized cost or market value, as required by applicable Law.

5.1.7                Margin Stock.  Neither the Borrower nor any Subsidiaries of the Borrower engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  Neither the Borrower nor any Subsidiary of the Borrower holds or intends to hold margin stock in such amounts that more than thirty-five percent (35%) of the reasonable value of the assets of the Borrower or any Subsidiary of the Borrower are or will be represented by margin stock.

5.1.8                Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents when furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made and taken as a whole, not misleading.  There is no fact known to the Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower or any Subsidiary of the Borrower which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.9                Taxes.  Except as set forth on Schedule 5.1.9, all federal, state premium, material local and other material tax returns required to have been filed with respect to the Borrower and each Subsidiary of the Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by SAP, shall have been made.

5.1.10        Patents, Trademarks, Copyrights, Licenses, Etc.  The Borrower and each Subsidiary of the Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower or Subsidiary, without known possible, alleged or actual conflict with the rights of others which could reasonably be expected to result in a Material Adverse Change.

5.1.11        Liens in the Collateral.  The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Pledge Agreement constitute and will continue to constitute Prior Security Interests.  All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

5.1.12        Insurance.  The properties of the Borrower and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers, including self-insurance to the extent customary.

5.1.13        ERISA Compliance.

(i)                                   Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii)                                No ERISA Event has occurred or is reasonably expected to occur; (a) no qualified pension plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (b) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.1.14        Environmental Matters.  The Borrower is and, to the knowledge of the Borrower and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws except as disclosed on Schedule 5.1.14; provided that such matters so disclosed could not reasonably be expected in the aggregate to result in a Material Adverse Change.

5.1.15        Solvency.  Before and after giving effect to the initial Loans hereunder, the Borrower is and will be Solvent.

5.1.16        Insurance Licenses.  (a) The Borrower has all Insurance Licenses necessary to conduct its business, (b) no Insurance License of the Borrower is the subject of a proceeding for suspension or revocation or any similar proceedings, (c) there is no sustainable basis for such a suspension or revocation, and (d) no such suspension or revocation is threatened by any Applicable Insurance Regulatory Authority.

5.2                            Updates to Schedules.   Should any of the information or disclosures on any of the following Schedules attached hereto be outdated or incorrect in any material respect as of the date on which Borrower delivers its Compliance Certificate for each fiscal quarter end pursuant to Section 7.3.3 [Certificate of the Borrower], Borrower shall deliver an amended and restated form of such Schedule together with such Compliance Certificate:

Schedule 5.1.1                                   -                        Qualifications to do Business

Schedule 5.1.2                                   -                        Subsidiaries

Schedule 5.1.14                           -                        Environmental Matters

provided, however, that Schedule 5.1.14 shall not be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of Schedule 5.1.14 be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall accept in writing such revisions or updates to Schedule 5.1.14.

6.                                    CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the applicable Issuing Lender to issue Letters of Credit hereunder is subject to the performance by the Borrower of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1                            First Loans and Letters of Credit.

6.1.1                Deliveries.  On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)                                   A certificate of the Borrower signed by an Authorized Officer, dated the Closing Date stating that the Borrower is in compliance with its representations, warranties, covenants and conditions hereunder and no Event of Default or Potential Default exists and no Material Adverse Change has occurred since the date of the last Annual Statement of the Borrower delivered to the Administrative Agent.

(ii)                                A certificate dated the Closing Date and signed by an Authorized Officer, certifying as to: (a) all action taken by the Attorney-in-Fact in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; (c) no changes to the organizational documents of the Borrower and the Attorney-in-Fact as in effect on September 30,

2009 other than the Articles of Incorporation of the Attorney-in-Fact, including, in the case of the Borrower, a copy of the Subscriber’s Agreements; and (d) in the case of the Attorney-in-Fact, a copy of the Articles of Incorporation as in effect on the Closing Date certified by the Secretary of the Commonwealth of Pennsylvania.

(iii)                             A good standing certificate for the Attorney-in-Fact dated not more than sixty (60) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of the Attorney-in-Fact’s jurisdiction of formation and a Certificate of Authority to Transact Insurance of the Borrower from the Commonwealth of Pennsylvania Department of Insurance.

(iv)                            This Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate Statements.

(v)                               A duly completed Valuation Statement calculated as of the Closing Date.

(vi)                            A written opinion of counsel for the Borrower and the Attorney-in-Fact, dated the Closing Date.

(vii)                         A duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer.

(viii)                      Evidence that (a) no litigation, investigation or proceeding before or by any arbitrator or any Applicable Insurance Regulatory Authority or other Official Body shall be continuing or threatened against the Borrower or the Attorney-in-Fact or against the officers or directors of the Borrower or the Attorney-in-Fact (1) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby and which, in the reasonable opinion of the Administrative Agent, is deemed material or (2) which could, in the reasonable opinion of the Administrative Agent, result in a Material Adverse Change; and (b) no injunction, writ, restraining order or other order of any nature materially adverse to the Borrower or the Attorney-in-Fact or the conduct of its business shall have been issued by any Official Body.

(ix)                            All material consents required to effectuate the transactions contemplated hereby.

(x)                               (a) UCC Lien Searches with respect to the Borrower (at the state level only) in the Commonwealth of Pennsylvania and (b) judgment and tax lien searches with respect to the Borrower (at the state and county level) in Erie County, Pennsylvania and the Commonwealth of Pennsylvania with acceptable results.

(xi)                            Fully executed copies of the UCC-3 amendments and any other releases that may be necessary to satisfy any and all existing Liens on the assets of the Borrower that are not permitted hereunder (including payoff letters, if applicable).

(xii)                         Evidence that the Borrower has received all Insurance Licenses and all other authorizations, licenses and permits necessary for the operation of the Borrower’s business.

(xiii)                      Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

6.1.2                Payment of Fees.  The Borrower shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

6.2                            Each Loan or Letter of Credit.  At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit:  the representations, warranties and covenants of the Borrower shall then be true in all respects (in the case of any representation, warranty or covenant containing a materiality modification) or in all material respects (in the case of any representation, warranty or covenant not containing a materiality modification) and no Event of Default or Potential Default shall have occurred and be continuing; the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to the Borrower or any Subsidiary of the Borrower or any of the Lenders; and the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the applicable Issuing Lender an application for a Letter of Credit, as the case may be.

7.                                    COVENANTS

The Borrower covenants and agrees that until Payment in Full, the Borrower shall comply at all times with the following covenants:

7.1                            Affirmative Covenants.

7.1.1                Preservation of Existence, Etc.  The Borrower shall maintain its legal existence as a reciprocal insurance exchange domiciled in the Commonwealth of Pennsylvania.  The Attorney-in-Fact shall maintain its legal existence as a corporation, limited partnership or limited liability company, as applicable in its state or organization.  Each of the Borrower and the Attorney-in-Fact shall maintain its respective Insurance Licenses and its license or qualification and good standing in the Commonwealth of Pennsylvania, and the Borrower shall maintain its Insurance Licenses and its license or qualification and good standing in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary and shall cause each of its Subsidiaries to maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.].

7.1.2                Payment of Liabilities, Including Taxes, Etc.  The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by SAP, shall have been made.

7.1.3                Maintenance of Insurance.  The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary .

7.1.4                Maintenance of Properties and Leases.  The Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

7.1.5                Visitation Rights.  The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that so long as no Event of Default has occurred and is continuing, each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection.

7.1.6                Keeping of Records and Books of Account.  The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with SAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.7                Compliance with Laws; Use of Proceeds.  The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 7.1.7 [Compliance with Laws; Use of Proceeds] if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.  The Borrower will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds] and as permitted by applicable Law.

7.1.8                Further Assurances.  The Borrower shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder, in accordance with the terms thereof, with respect to the Collateral.

7.1.9                Anti-Terrorism Laws.  The Borrower is not and shall not be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law.  The Borrower shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Borrower with Anti-Terrorism Laws.

7.1.10        Collateral Value.  The Borrower shall maintain at all times, subject to the next sentence, Collateral Value of not less than one hundred five percent (105%) of the Revolving Credit Commitments.  If at any time the Collateral Value is less than one hundred five percent (105%) of the Revolving Credit Commitments (the amount of such shortage, the “Collateral Shortfall”), an Event of Default shall occur unless within three (3) Business Days of the date the Collateral Shortfall occurred no Collateral Shortfall exists as a result of (i) a change in the Collateral Value due to market fluctuations, (ii) a deposit of additional securities in the Collateral Account and/or (iii) a reduction of the Revolving Credit Commitments pursuant to Section 2.10 [Reduction of Credit Commitments].

7.1.11        Post-Closing Filings.  The Borrower shall make all post-closing filings that may be required by any Applicable Insurance Regulatory Authority (“Post-Closing Filings”).

7.1.12        Eligible Collateral Requirements.  The Borrower shall cause the Eligible Collateral to consist of (i) at least fifty percent (50%) of investment property or other assets having an applicable rating at all times equal to or greater than Aa2 or AA, and (iii) the balance of investment property or other assets having an applicable rating at all times equal to or greater than A2 or A.  For purposes of this Section 7.1.12, the rating of any specific investment property or other assets will be determined as follows:  (i) such rating shall be based upon the higher of (a) the rating of such underlying investment property or other asset provided by Moody’s and Standard & Poor’s or (b) the credit enhanced rating of such investment property or other asset provided by Moody’s and Standard & Poor’s; (ii) if a difference exists in the ratings of Moody’s and Standard & Poor’s and the difference is only one level, such rating shall be based upon the higher of Moody’s and Standard & Poor’s (for example, if Moody’s rating is Aa3 and Standard & Poor’s rating is AA, Standard & Poor’s rating would apply); and (iii) if a difference exists in the ratings of Moody’s & Standard & Poor’s and the difference is two or more levels then the rating will be based upon the lower of Moody’s and Standard & Poor’s (for example, if Moody’s rating is A2 and Standard & Poor’s rating is AA-, Moody’s rating would apply). Notwithstanding anything to the contrary contained herein, at no time shall more than ten percent (10%) of the underlying investment property or other assets comprising the Eligible Collateral have an unenhanced Moody’s or Standard & Poor’s rating less than A3 or A-.

7.1.13        Collateral Value and Delinquency Proceedings.  The Collateral Value requirements set forth in Section 7.1.10 [Collateral Value] must be maintained for so long as the Borrower may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other Obligations of the Borrower and expiration of all Letters of Credit under this Agreement and the other Loan Documents including, but not limited to, during any Delinquency Proceeding.  In the event of a Delinquency Proceeding, the parties agree that, for purposes of Section 221.43 of the Suspension of Business-Involuntary Dissolutions Article of the Insurance Act, 40 P.S. §221.1 et seq., the value of the Collateral must be equal to at least one hundred five percent (105%) of the Revolving Credit Commitments.

7.2                            Negative Covenants.

7.2.1                Indebtedness.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                   Indebtedness under the Loan Documents;

(ii)                                Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1);

(iii)                             Any Lender Provided Interest Rate Hedge; provided, however, the Borrower and its Subsidiaries shall enter into a Lender Provided Interest Rate Hedge only for hedging (rather than speculative) purposes; and

(iv)                            Any other Indebtedness not exceeding an aggregate principal amount of Five Hundred Million and 00/100 Dollars ($500,000,000.00).

7.2.2                Liens.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except the following (collectively, “Permitted Liens”):

(i)                                   Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, (A) which are not yet due and payable or (B) the validity or amount of which is being contested in good faith by appropriate lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed, provided that such reserves or other appropriate provisions, if any, as shall be required by SAP, shall have been made and any such Lien does not materially impair the ability of the Borrower to perform its Obligations hereunder or under the other Loan Documents;

(ii)                                Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)                             Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)                            Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)                               Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)                            Liens, security interests and mortgages in favor of the Administrative Agent (for its benefit and for the benefit of the Lenders and their Affiliates) securing the Obligations (including Lender Provided Interest Rate Hedges);

(vii)                         Judgment Liens which do not constitute an Event of Default; and

(viii)                      Liens on assets (other than the Collateral or any Subsidiary Equity Interests) provided the amount of outstanding Indebtedness and other obligations secured thereby does not exceed One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) at any time.

7.2.3                Guarantees.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guarantee, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person in an aggregate amount in excess of One Hundred Million and 00/100 Dollars ($100,000,000.00), except for a Guarantee of Indebtedness of the Borrower permitted hereunder.

7.2.4                Investments.  The Borrower shall not make any Investments, except:

(a)                               Investments disclosed on Schedule 7.2.4;

(b)                              Investments maintained in the Borrower’s investment portfolio in the ordinary course of business (including Investments in Subsidiaries and Joint Ventures, either directly or by way of purchase of another Person’s interest in such Subsidiary or Joint Venture, which shall be deemed to be in the ordinary course of business), and in each case in compliance with applicable Law;

(c)                               Trade accounts receivables; and

(d)                              Acquisitions of assets or capital stock of any other Person to the extent permitted by Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

7.2.5                Dividends and Related Distributions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its ownership interests or on account of the purchase, redemption, retirement or acquisition of its ownership interests unless prior to and after giving effect to such dividend or distribution, no Event of Default or Potential Default shall have occurred.

7.2.6                Liquidations, Mergers, Consolidations, Acquisitions.  The Borrower shall not dissolve, liquidate or wind-up its affairs.  The Borrower shall not fail to have at all times an Attorney-in-Fact duly authorized to act on its behalf in accordance with applicable Law.  The Borrower shall not become a party to any merger or consolidation, and shall not, and shall not permit any of the Borrower’s Subsidiaries to, acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person unless (i) at the time of such transaction the Borrower is able to demonstrate pro forma compliance with Section 7.2.14 [Minimum Statutory Surplus] and Section 7.2.15 [Total Adjusted Capital to Authorized Control Level Risk Based Capital], (ii) prior to and after giving effect to such transaction, no Event of Default or Potential Default shall have occurred and (iii) after giving effect to such transaction, the Borrower shall be the surviving legal entity if it is a party to such transaction.

7.2.7                Dispositions of Assets or Subsidiaries.  The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower) (each, a “Disposition”), except:

(a)                               Dispositions of obsolete or worn out property or property no longer useful in the business of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                              Dispositions of Collateral to the extent that no such Disposition results in a Collateral Shortfall at any time;

(c)                               Dispositions of Investments held in the Borrower’s investment portfolio (including Investments in Subsidiaries and Joint Ventures, either held directly or indirectly by the Borrower, but excluding the Collateral) in the ordinary course of business;

(d)                              Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(e)                               Dispositions of property for fair market value;

(f)                                  Leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(g)                               Transfers of property subject to casualty events upon receipt of the insurance payments with respect to such casualty events;

(h)                               Sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

(i)                                   Dispositions by any Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower.

7.2.8                Affiliate Transactions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliates of such Person (including purchasing property or services from or selling property or services to any Affiliate of the Borrower or other Person) unless such transaction is not otherwise prohibited by this Agreement, and is entered into upon fair and reasonable terms and conditions or terms and conditions which are fully disclosed to the Administrative Agent and the Lenders, and is in accordance with all applicable Law.

7.2.9                Continuation of or Change in Business.  The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the insurance business and services related to the insurance business, substantially as conducted and operated by the Borrower or Subsidiary during the present fiscal year, and the Borrower or Subsidiary shall not permit any material change in such business or services related thereto.

7.2.10        Fiscal Year.  The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.2.11        Issuance of Stock or Other Ownership Interests.  The Borrower shall not permit any of its Subsidiaries to issue any additional shares of their capital stock or other ownership interests or any options, warrants or other rights in respect thereof, provided that the Borrower’s Subsidiaries may issue shares of capital stock or other ownership interests to the Borrower or any other Subsidiary or shareholder in any Joint Venture.

7.2.12        Changes in Organizational Documents.  The Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole but reasonable discretion, obtaining the prior written consent of the Required Lenders.

7.2.13                    Negative Pledges.  The Borrower shall not directly or indirectly enter into or assume or become bound by, or permit any Subsidiary to enter into or assume or become bound by, any agreement (other than this Agreement and the other Loan Documents), or any provision of any certificate or article of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting the creation or assumption of any Lien or encumbrance upon Eligible Collateral in the Borrower’s investment portfolio, whether now owned or hereafter created or acquired, which prohibits the Borrower’s ability to comply with this Agreement or any of the other Loan Documents; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any Loan

Document, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement but only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien, or (iii) customary provisions in leases or other agreements restricting assignment thereof.

7.2.14        Minimum Statutory Surplus.  As of September 30, 2011 and the end of each fiscal quarter thereafter, the Borrower shall not permit the Borrower Statutory Surplus to be less than an amount equal to the sum of (i) seventy percent (70%) of $4,910,958,827.00, plus (ii) fifty percent (50%) of Borrower Statutory Net Income on a cumulative basis for the fiscal quarter ended December 31, 2011 and for each succeeding fiscal quarter thereafter.

7.2.15        Total Adjusted Capital to Authorized Control Level Risk Based Capital.  As of September 30, 2011 and the end of each fiscal quarter thereafter, the Borrower shall not permit the ratio (expressed as a percentage) of Total Adjusted Capital to Authorized Control Level Risk Based Capital to be less than four hundred fifty percent (450%).

7.2.16        Management Fee.  The Borrower shall not pay management fees to the Attorney-in-Fact or any other Person in excess of twenty-five percent (25%) of the direct written premiums of Erie Property & Casualty Insurance Group.

7.2.17        Successor Attorney-in-Fact.  The Borrower shall not make any change in its Attorney-in-Fact unless not less than thirty (30) days prior written notice of its intention to appoint a successor Attorney-in-Fact is given to the Administrative Agent, which successor Attorney-in-Fact must be acceptable to the Administrative Agent in its sole but reasonable discretion.

7.3                            Reporting Requirements.  The Borrower will furnish or cause to be furnished to the Administrative Agent;

7.3.1                Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, Interim Statements of the Borrower, as filed with the Applicable Insurance Regulatory Authority as of the end of such fiscal quarter for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Borrower as having been prepared in accordance with SAP, consistently applied, and setting forth in comparative form the respective Interim Statements for the corresponding date and period in the previous fiscal year.

7.3.2                Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, Annual Statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, all in reasonable detail and setting forth in comparative form the Annual Statements as of the end of and for the preceding fiscal year accompanied by or including the opinion or statement of the Borrower’s actuary as required to be filed with such Annual Statements, in form and substance reasonably acceptable to the Administrative Agent.

7.3.3                Certificate of the Borrower.  Concurrently with the delivery of the Statements of the Borrower furnished to the Administrative Agent pursuant to Section 7.3.1

[Quarterly Financial Statements] and Section 7.3.2 [Annual Financial Statements], a certificate (each, a “Compliance Certificate”) of the Borrower signed by an Authorized Officer (for purposes of this Section 7.3.3, such Authorized Officer shall be limited to the Chief Executive Officer, President or Chief Financial Officer) of the Borrower, in the form of Exhibit 7.3.3.

7.3.4                Department of Insurance Certificate of Compliance.  Concurrently with the delivery of the Annual Statements of the Borrower furnished to the Administrative Agent pursuant to Section 7.3.2 [Annual Financial Statements], the Borrower’s certificate of compliance procured annually from the Commissioner.

7.3.5                Valuation Statements.  As soon as available and in any event within twenty (20) days after the end of each month, or more frequently if requested by the Administrative Agent, in its reasonable discretion, valuation statements from the custodian of the Collateral, in form and substance reasonably acceptable to the Administrative Agent or any Lender (each, a “Valuation Statement”); provided, however, if on any day the Revolving Credit Facility Usage is greater than or equal to 2/3 of the Revolving Credit Commitments, the Borrower shall provide to the Administrative Agent, not later than 12:00 p.m., a daily Valuation Statement calculating the Collateral Value as of the close of business on the preceding Business Day.

7.3.6                Certificates; Other Information.

(a)                               within fifteen (15) days after receipt by the Borrower, any final Report on Examination issued by the Applicable Insurance Regulatory Authority or the NAIC that results in material adjustments to the Statements;

(b)                              within fifteen (15) days after receipt by the Borrower, a copy of any “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for the Borrower which is required to be provided to the Applicable Insurance Regulatory Authority as to the adequacy of loss reserves of the Borrower;

(c)                               within fifteen (15) days of receipt, a copy of any financial examination reports by any Applicable Insurance Regulatory Authority with respect to the Borrower relating to the insurance business of the Borrower (when, and if, prepared);

(d)                              within five (5) Business Days of such notice, notice of actual suspension, termination or revocation of any material Insurance License of the Borrower by any Applicable Insurance Regulatory Authority;

(e)                               promptly upon notice thereof, any change in the A.M. Best Rating financial strength rating of the Borrower;

(f)                                  promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(g)                               promptly after filing, a copy of the Post-Closing Filings, if any.

7.3.7                Notices.

7.3.7.1                       Default.  Promptly after any officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which the Borrower proposes to take with respect thereto.

7.3.7.2                       Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or any Subsidiary of the Borrower which relate to the Collateral, involve a claim or series of claims in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) or which if adversely determined would constitute a Material Adverse Change.

7.3.7.3                       Organizational Documents.  Within the time limits set forth in Section 7.2.12 [Changes in Organizational Documents], any amendment to the organizational documents of the Borrower.

7.3.7.4                       Erroneous Financial Information.  Immediately in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice thereof.

7.3.7.5                       ERISA Event.  Immediately upon the occurrence of any ERISA Event, notice thereof.

7.3.7.6                       Other Reports.  Promptly upon request, such other reports and information as the Administrative Agent or any of the Lenders may from time to time reasonably request.

8.                                    DEFAULT

8.1                            Events of Default.  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1                Payments Under Loan Documents.

(i)                                   The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or any interest on any Loan, Reimbursement Obligation or any other amount owing hereunder or under the other Loan Documents on the date on which such principal, interest or other amount becomes due in accordance with the terms hereof;

(ii)                                The Borrower shall fail to pay any other Obligation within five (5) days of the date on which such other Obligation becomes due in accordance with the terms hereof;

8.1.2                Breach of Warranty.  Any representation or warranty made at any time by the Borrower herein or by the Borrower in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3                Breach of Negative Covenants or Visitation Rights.  The Borrower shall default in the observance or performance of any covenant contained in Section 7.1.1 [Preservation of Existence, Etc.], Section 7.1.5 [Visitation Rights], Section 7.1.7 [Compliance with Laws; Use of Proceeds], Section 7.1.10 [Collateral Value] or Section 7.2 [Negative Covenants];

8.1.4                Breach of Other Covenants.  The Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of twenty (20) Business Days;

8.1.5                Defaults in Other Agreements or Indebtedness.  A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or any Subsidiary of the Borrower may be obligated as a borrower or guarantor in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.6                Final Judgments or Orders.  Any final judgments or orders for the payment of money in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate shall be entered against the Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.7                Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.8                Proceedings Against Assets.  Any assets (other than the Collateral) valued in excess of Ten Million and 00/100 Dollars ($10,000,000.00) or the Collateral of the Borrower or any of its Subsidiaries are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of the Commissioner (except as set forth in Section 8.2.2 [Bankruptcy, Insolvency or Reorganization Proceedings]) or any other receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

8.1.9                Events Relating to Plans and Benefit Arrangements.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of Ten Million and 00/100 Dollars ($10,000,000.00), or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of Ten Million and 00/100 Dollars ($10,000,000.00);

8.1.10        Change of Control.  Within a period of twelve (12) consecutive calendar months, individuals who were directors of the Attorney-in-Fact on the first day of such period, or directors approved by them, shall cease to constitute a majority of the board of directors of the Attorney-in-Fact;

8.1.11        Relief Proceedings.

(i)                                   A Relief Proceeding shall have been instituted against the Borrower or any Subsidiary of the Borrower and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Borrower or any Subsidiary of the Borrower institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) the Borrower or any Subsidiary of the Borrower ceases to be solvent or admits in writing its inability to pay its debts as they mature or ceases operation of its present business; and

8.1.12        Revocation of Certificate of Compliance.  The Borrower’s certificate of compliance shall have been revoked by the Commissioner.

8.2                            Consequences of Event of Default.

8.2.1                Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Sections 8.1.1 [Payments Under Loan Documents] through 8.1.10 [Change of Control] and 8.1.12 [Revocation of Certificate of Compliance] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the applicable Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

8.2.2                Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 8.1.12 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the applicable Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3                Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the applicable Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 4.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the applicable Issuing Lender or any such Affiliate or participant to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the applicable Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, applicable Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the applicable Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender, the applicable Issuing Lender and their respective Affiliates and participants under this Section 8.2.3 [Set-Off] are in addition to other rights and remedies (including other rights of setoff) that such Lender, the applicable Issuing Lender or their respective Affiliates and participants may have.  Each Lender and the applicable Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

8.2.4                Suits, Actions, Proceedings.  If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of the Loans pursuant to any of the foregoing provisions of this Section 8.2 [Consequences of an Event of Default], the Administrative Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Lender; and

8.2.5                Application of Proceeds.  From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 [Consequences of an Event of Default] and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)                                   first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of the Borrower under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii)                                second, to the repayment of all Obligations then due and unpaid of the Borrower to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Letter of Credit Obligations, in such manner as the Administrative Agent may determine in its discretion;

(iii)                             third, to repayment of all Obligations then due and unpaid of the Borrower to the Lender or their Affiliates incurred under any agreements evidencing any Lender Provided Interest Rate Hedge, whether of fees, expenses or otherwise; and

(iv)        the balance, if any, as required by Law.

9.                                    THE ADMINISTRATIVE AGENT

9.1                            Appointment and Authority.  Each of the Lenders and each Issuing Lender hereby irrevocably appoints PNC Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 9 [The Administrative Agent] are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.2                            Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3                            Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                               shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)                              shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 [Modifications, Amendments or Waivers] and 8.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the applicable Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4                            Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the applicable Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the applicable Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5                            Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6                            Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the applicable Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the applicable Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the applicable Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the applicable Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this

Section 9.6 [Resignation of Administrative Agent].  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9 [The Administrative Agent]).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 [The Administrative Agent] and Section 10.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC Bank resigns as Administrative Agent under this Section 9.6 [Resignation of Administrative Agent], PNC Bank shall also resign as an Issuing Lender.  Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC Bank as a retiring Issuing Lender and Administrative Agent and PNC Bank shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC Bank, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC Bank to effectively assume the obligations of PNC Bank with respect to such Letters of Credit.

9.7                            Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8                            No Other Duties, No Advisory or Fiduciary Responsibility, etc.  Anything herein to the contrary notwithstanding, neither the syndication agent nor any joint lead arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the parties identified on the cover page as Joint Lead Arrangers and the Issuing Lenders (collectively, the “Applicable Parties”), are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Applicable Parties, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Applicable Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Applicable Parties has any obligation to the Borrower or any of its  Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Applicable Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Applicable Parties has any obligation to disclose any of such interests to the Borrower or any of its  Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Applicable Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.9                            Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

9.10                    Authorization to Release Collateral.  The Lenders and Issuing Lenders authorize the Administrative Agent to release any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 7.2.7 [Disposition of Assets or Subsidiaries].

9.11                    No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Sections 9.3, 9,4, 9,5 and 9.11 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this

Sections 9.3, 9.4, 9.5 and 9.11 included the Issuing Lenders with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lenders.

10.                            MISCELLANEOUS

10.1                    Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Borrower, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that no such agreement, waiver or consent may be made which will:

10.1.1        Increase of Commitment.  Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

10.1.2        Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.  Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

10.1.3        Release of Collateral or Borrower.  Release (i) any Collateral that would result in a Collateral Shortfall, (ii) the Borrower from its Obligations under this Agreement without the consent of all of the Lenders (other than Defaulting Lenders) or (iii) any Person who may Guarantee the Obligations without the consent of all of the Lenders (other than the Defaulting Lenders); or

10.1.4        Miscellaneous.  Amend Section 4.2 [Pro Rata Treatment of Lenders], Section 7.1.10 [Collateral Value], Section 8.2.5 [Application of Proceeds], Section 9.3 [Exculpatory Provisions, Etc.], Section 4.3 [Sharing of Payments by Lenders] or this Section 10.1 [Modifications, Amendments or Waivers], alter the definition of Eligible Collateral, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, or consent to a subordinate Lien with respect to the Collateral, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the applicable Issuing Lender may be made without the written consent of such Administrative Agent or applicable Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1.1 [Increase of Commitment] through 10.1.4 [Miscellaneous] above, the consent of the Required Lenders is obtained but the consent of one (1) or more of such other Lenders whose consent is required is not obtained (each, a “Non-

Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one (1) or more replacement Lenders pursuant to Section 4.6.2 [Replacement of a Lender].

10.2                    No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3                    Expenses; Indemnity; Damage Waiver.

10.3.1        Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or PNC Capital Markets LLC (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and PNC Capital Markets LLC), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the applicable Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), and shall pay all reasonable and documented fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

10.3.2        Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitees obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

10.3.3        Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.3.1 [Costs and Expenses] or Section 10.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the applicable Issuing Lenders or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lenders in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lenders in connection with such capacity.

10.3.4        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.3.2 [Indemnification by the Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.3.5        Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

10.4                    Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5                    Notices; Effectiveness; Electronic Communication.

10.5.1        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.5.2 [Electronic Communications], shall be effective as provided in such Section 10.5 [Notices; Effectiveness; Electronic Communication].

10.5.2        Electronic Communications.  Notices and other communications to the Lenders and the applicable Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the applicable Issuing Lender if such Lender or the applicable Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.5.3        Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.6                    Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7                    Duration; Survival.  All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment in Full.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment in Full.  All other covenants and agreements of the Borrower shall continue in full force and effect from and after the date hereof and until Payment in Full.

10.8                    Successors and Assigns.

10.8.1        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 10.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.8.2        Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                   Minimum Amounts.

(A)                           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                            in any case not described in clause (i)(A) of this Section 10.8.2 [Assignments by Lenders], the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than Five Million and 00/100 Dollars ($5,000,000.00), in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii)                                Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)                             Required Consents.  No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A)                           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)                            the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)                            Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)                               No Assignment to the Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)                            No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and subject to the obligations of Section 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 4.7 [Increased Costs], and Section 10.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.8.2 [Assignments by Lenders] shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8.4 [Participations].

10.8.3        Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.8.4        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the applicable Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 10.1.1 [Increase of Commitment, Etc.], Section 10.1.2 [Extension of Payment, Etc.], or

Section 10.1.3 [Release of Collateral or Borrower]).  Subject to Section 10.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and Section 4.7 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8.2 [Assignments by Lenders].  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.2.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 4.3 [Sharing of Payments by Lenders] as though it were a Lender.

10.8.5        Limitations upon Participant Rights Successors and Assigns Generally.  A Participant shall not be entitled to receive any greater payment under Section 4.7 [Increased Costs], Section 4.8 [Taxes] or Section 10.3 [Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.8 [Taxes] unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.8.6 [Status of Lenders] as though it were a Lender.

10.8.6        Certain Pledges; Successors and Assigns Generally.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.9                    Confidentiality.

10.9.1        General.  Each of the Administrative Agent, the Lenders and the applicable Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.9.1 [General], to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.9.1 [General] or (B) becomes available to the Administrative Agent, any Lender, the applicable Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.9.1 [General] shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.9.2        Sharing Information With Affiliates of the Lenders.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9.1 [General].

10.10            Counterparts; Integration; Effectiveness.

10.10.1                                                Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Except as provided in Section 6 [Conditions of Lending and Issuance of Letters of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11            CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

10.11.1                                                Governing Law.  This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.  Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the applicable Issuing Lender, to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to is conflict of laws principles.

10.11.2                                                SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND OF

THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE APPLICABLE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.11.3                                                WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11 [CHOICE OF LAW, ETC.].  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.11.4                                                SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION].  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.11.5                                                WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12            USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

10.13            Amendment and Restatement.

This Agreement amends and restates in its entirety the Existing Credit Agreement.  All references to the “Agreement” contained in the Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement.  Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrower outstanding under the Existing Credit Agreement and the Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations without novation and shall continue as such to be secured by the Collateral.  Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations.  The Liens securing payment of the Obligations under the Existing Credit Agreement, as amended and restated in the form of this Agreement, shall in all respects be continuing, securing the payment of all Obligations.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written as a document under seal.

BORROWER:

WITNESS:	Erie Insurance Exchange

/s/ Robert W. McNutt	By:	Erie Indemnity Company, a Pennsylvania corporation, its Attorney-in-Fact

By:	/s/ Douglas F. Ziegler	(SEAL)
Name:	Douglas F. Ziegler
Title:	Senior Vice President, Treasurer
and Chief Investment Officer

ADMINISTRATIVE AGENT AND LENDERS:

WITNESS:	PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

	By:	/s/ James F. Stevenson
Name: James F. Stevenson
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a
Lender

By:	/s/ Thomas A. Kiepura
Name: Thomas A. Kiepura
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David Bendel
Name:	David Bendel
Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Inna Kotsubey
Name:	Inna Kotsubey
Title:	Vice President

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Adim Offurum
Name:	Addim Offurum
Title:	Vice President